Exhibit 10.1
December 10, 2012

CA, Inc.
World Headquarters
One CA Plaza
Islandia, New York 11749

Re: Employment Agreement
Dear Mike:
This is your Employment Agreement (the “Agreement”) with CA, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and your service to the Company and its affiliates from time to time (together, the “Group”).

1.	Your Position, Performance and Other Activities
(a)    Position. You will be employed in the position of Chief Executive Officer of the Company. You agree to serve as a member of the Company’s Board of Directors (the “Board”), as well as a member of any Board committee to which you may be elected or appointed, and the Company agrees to nominate you to serve as a member of the Board during the Employment Period (as defined in Section 2) under this Agreement, and shall continue to nominate you for such service during your employment. To the extent that you serve as a member of the Board during the Employment Period, you agree to do so without additional compensation.
(b)    Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position as the Company’s sole Chief Executive Officer, including any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign to you from time to time and in compliance with such policies of the Company as may be adopted from time to time.
(c)    Performance. During your employment, you will devote substantially all of your business time and attention to the Group and will use good faith efforts to discharge your responsibilities under this Agreement to the best of your ability. During your employment, your principal place of performance of your responsibilities under this Agreement will be Islandia, New York or New York, New York.
(d)    Other Activities. During your employment, you will not render any business, commercial or professional services to any non-member of the Group. However, you may (1) serve on corporate, civic or charitable boards, (2) manage personal investments, or (3) deliver lectures, or fulfill speaking engagements or teach at educational institutions, so long as (A) these activities do not interfere with your performance of your responsibilities under this Agreement,

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(B) any service on a corporate, civic or charitable board (including your continued service on the board of directors of ShoreTel, Inc.) is expressly approved by the Corporate Governance Committee of the Board in writing and (C) any service with any other outside organization is approved under the Company’s written policies as in effect from time to time. For avoidance of doubt, you shall continue to be able to serve on the ShoreTel, Inc. board of directors unless and until the Corporate Governance Committee of the Board expressly informs you in writing that you will need to resign from the ShoreTel, Inc. board.

2.	Term of Your Employment
Your employment under this Agreement will begin on January 7, 2013 (the “Start Date” of this Agreement) and will continue until your employment is terminated by you or by the Company (this period referred to as the “Employment Period”). References in this Agreement to “your employment” are to your employment under this Agreement.

3.	Your Compensation
(a)    Salary. For the portion of the Company’s 2013 fiscal year (beginning on April 1, 2012 and ending on March 31, 2013) following your Start Date and for the Company’s 2014 fiscal year (beginning on April 1, 2013 and ending on March 31, 2014), you will receive an annual base salary at the rate of $1,000,000. After fiscal year 2014, your annual base salary will be determined by the Compensation and Human Resources Committee of the Board (the “Compensation Committee”) in its sole discretion and in accordance with its normal review process; provided that your annual base salary will not be reduced below $1,000,000 (other than in connection with a reduction proportionately applied to the annual base salaries of the Company’s other executive officers or in connection with a broad-based salary reduction program). Your annual base salary as in effect from time to time is referred to as your “Salary”. Your Salary will be paid in accordance with the Company’s normal practices for senior executives but you shall in any event receive pro-rata installments of your Salary at least once each calendar month.
(b)    Annual Performance Cash Incentive.
(1)    Beginning with the 2014 fiscal year on April 1, 2013, you will be eligible to receive an annual performance cash incentive (your “Annual Performance Cash Incentive”) in accordance with the Company’s 2011 Incentive Plan (and any successor plan). The target level for each fiscal year Annual Performance Cash Incentive will be 150% of your Salary (your “Target Annual Performance Cash Incentive”); provided that your Target Annual Performance Cash Incentive may be reduced below 150% of your Salary in connection with a reduction proportionately applied to the target level of the annual performance cash incentives of the Company’s other executive officers. The target level for your Annual Performance Cash Incentive and the performance metrics used in determining your Annual Performance Cash Incentive payment will be determined annually by the Compensation Committee and communicated to you no later than three months into the annual performance period. Your Annual Performance Cash Incentive will be paid at the same time as such awards are paid to other senior executives of the Company. You will not be eligible for an Annual Performance Cash Incentive for fiscal year 2013.
(c)    Long-Term Incentive Awards. Beginning with the Company’s 2014 fiscal year, you will annually be eligible to receive long-term incentive awards (“Long-Term Incentive Awards”) as determined by the Company in accordance with the Company’s 2011 Incentive Plan (and any successor plan). The target award level for your Long-Term Incentive Awards under the Company’s Long-Term Incentive Plan for each fiscal year will be at least $5,500,000; provided that your target Long-Term Incentive Award may be reduced below $5,500,000 in connection with a reduction proportionately applied to the target level of long-term incentive awards of the Company’s other executive officers. The target level for your Long-Term Incentive Awards and the performance metrics used in determining your Long-Term Incentive Award payment will be determined by the Compensation Committee and communicated to you no later than three months into the performance period. Your Long-Term Incentive Awards will be made at the same time as such awards are made to other senior executives of the Company.
(d)    Sign-On Bonus. You shall receive a sign-on bonus with an aggregate value of $5,500,000, as follows:
(1)    $500,000 cash payment (subject to applicable tax withholding) to be made to you on the date of the Company’s first regularly scheduled payroll after your Start Date; provided, however, if you provide notice of termination other than for Good Reason, or if the Company terminates you for Cause, in each case where your Termination Date occurs prior to the first anniversary of your Start Date, you will be required to promptly repay the Company the sum of $500,000 (and, if such repayment occurs during calendar year 2013, the form W-2 for calendar year 2013 that you receive from the Company shall not include this $500,000 sign-on bonus payment as income). This cash sign-on award is payable in lieu of a fiscal year 2013 Annual Performance Cash Incentive and is intended to help offset certain expenses associated with your relocation to New York and attorney’s fees you incur in connection with the negotiation of this Agreement; and
(2)    $5,000,000 in the form of equity incentive compensation, to be granted effective as of your Start Date and which will be issued and maintained under an effective registration statement that has been filed with the SEC, and as determined by the Company based on its valuation methodology as of the Start Date, as follows:
(A)    60% (or $3,000,000) in the form of stock options to be granted under the Company’s 2011 Incentive Plan (“Sign-on Stock Options”). The Sign-on Stock Options shall vest annually with respect to 34%, 33% and 33% of such grant, on each of the first three anniversaries of the Start Date, subject to your continued service through each such date, and shall otherwise be governed by the terms set forth in this Agreement and the grant agreement attached as Exhibit B to this Agreement. The Sign-on Stock Options shall (i) be a “Fair Market Value Stock Option” (as defined in the Company’s 2011 Incentive Plan), (ii) have a ten year maximum exercise term, and (iii) in addition to cash, permit your discretionary use of net exercise, cashless exercise via a broker and/or surrender of previously owned Company common shares to pay for some or all of the exercise price and tax withholding to the extent permitted by the Company’s 2011 Incentive Plan and the grant agreement attached as Exhibit B to this Agreement; and
(B)    40% (or $2,000,000) in the form of restricted stock units to be granted under the Company’s 2011 Incentive Plan (the “Sign-on RSUs”). The Sign-on RSUs shall vest and be settled in Company common shares annually with respect to 34%, 33% and 33% of such grant, on each of the first three anniversaries of the Start Date, subject to your continued service through each such date, and shall otherwise be governed by the terms set forth in this Agreement and the grant agreement attached as Exhibit B to this Agreement.
For the avoidance of doubt, your Sign-on Stock Options and Sign-on RSUs will be treated in accordance with Section 4.11 of the Company’s 2011 Incentive Plan in the event of a Change in Control (as defined in such Plan), which provides that in connection with a Change in Control, if (x) the common shares of the Company (or of any direct or indirect parent entity) will not be publicly traded or (y) your Sign-on Stock Options and Sign-On RSUs will not be honored or assumed, or new rights that substantially preserve the terms of the your Sign-on Stock Options or Sign-on RSUs substituted therefor, any such outstanding Sign-on Stock Options or Sign-on RSUs then held by you which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions (and, in the case of Sign-on RSUs, settled), as the case may be, as of the date of such Change in Control.

4.	Other Employee Benefits
(a)    Vacation. You will be entitled to paid annual vacation consistent with the Company’s vacation policy as in effect from time to time.
(b)    Business Expenses. You will be reimbursed for all business expenses incurred by you in performing your responsibilities under this Agreement. Any such reimbursements under this Section 4(b) shall be subject to the Company’s normal practice for senior executives and will be paid to you as soon as practicable but in no event later than 90 days after the Company has received the expense reimbursement request and applicable receipts.
(c)    Facilities. During your employment, you will be provided with office space, facilities, secretarial support and other business services consistent with your position on a basis that is no less favorable than what is provided to other senior executives of the Company generally.
(d)    Indemnification. To the maximum extent permitted by law and the Company’s certificate of incorporation and bylaws, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Group during your employment. In addition, to the maximum extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorneys’ fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 4(d). However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 4(d) depends on an investigation or determination by the board of directors of any member of the Group, at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the relevant board reach a determination as soon as reasonably possible. This indemnification will be no less favorable than what is provided to any other senior executive or director (or former senior executive or director) of the Group from time to time. In addition, you will be covered under the Group’s directors and officers liability insurance policy(ies) (as in effect from time to time) on terms no less favorable than what is provided to any other senior executive or director (or former senior executive or director) of the Group.
(e)    Employee Benefit Plans. During your employment, you will be eligible to participate in the Company’s employee benefit and welfare plans, including plans providing retirement benefits, deferred compensation, medical, dental, hospitalization, life or disability insurance and the Savings Harvest 401(k) Plan on a basis that is no less favorable than what is provided to other senior executives of the Company generally. During your employment, you shall be a participant in the Company’s Change in Control Severance Policy (as may be amended from time to time, the “CIC Severance Policy”) at the Schedule A 2.99 multiple, provided that (i) you will not be eligible for the benefits under Section 4(g) of the CIC Severance Policy relating to any Excise Tax Gross-up and (ii) such participation shall be in accordance with the terms of such CIC Severance Policy. You shall also be a participant in any replacement, successor or subsequent change in control plan, policy, agreement or arrangement and your participation in the CIC Severance Policy or any such replacement, successor or subsequent change in control arrangement shall (except as provided in the following proviso) be on terms no less favorable than what is provided to any other participant, provided that in no event will you be eligible for any excise tax gross-up pursuant to such arrangement.
(f)    Relocation. You will relocate to the New York, NY metropolitan area (which for avoidance of doubt includes residing in the states of New York, New Jersey or Connecticut) no later than December 31, 2013. You will be eligible for relocation benefits in accordance with the Company’s executive relocation policy as in effect from time to time or as otherwise determined by the Compensation Committee (but in no event on terms less favorable than what is provided under such policies as of the date of your execution of this Agreement). For the period prior to your relocation, the Company will pay you a cash stipend of $10,000 (subject to applicable tax withholding) in each calendar month in 2013 to assist with your housing in the New York, NY metropolitan area. This monthly stipend will cease upon the earlier of (i) the first day of the calendar month following the month in which you purchase or rent a permanent residence in connection with your relocation or (ii) January 1, 2014. For avoidance of doubt, the maximum aggregate amount you may be paid for such monthly stipends is $120,000. Any and all travel-

related or other expenses associated with your commute to New York prior to your relocation will be treated in accordance with Company policies as in effect from time to time.

5.	Termination of Your Employment
(a)    No Reason Required. You or the Company may terminate your employment at any time for any reason, or for no reason, subject to compliance with Section 5(e).
(b)    Termination by the Company for Cause.
“Cause” means any of the following:
(A)    Your continued failure, either due to willful action or as a result of gross neglect, to substantially perform your duties and responsibilities to the Company and its affiliates (the “Group”) under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness or Disability). For avoidance of doubt, the mere failure to achieve performance objectives shall not constitute “Cause.”
(B)    Your engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.
(C)    Your conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.
(D)    Your being found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability).
(E)    Your breach of your fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.
(F)    Your (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause.”
(G)    Your withholding, removing, concealing, destroying, altering or by any other means falsifying any material which is requested in connection with an Investigation.

(H)    Your disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or your loss of any governmental or self-regulatory license that is reasonably necessary for you to perform your responsibilities to the Group under this Agreement, if (a) the disqualification, bar or loss continues for more than thirty (30) days and (b) during that period, the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during your employment, you will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if your employment is not permissible, you will be placed on leave (which will be paid to the extent legally permissible).
(I)    Your unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the material terms of the Employment and Confidentiality Agreement executed by you or any Company standard confidentiality policies and procedures, which may reasonably be expected to have a material adverse effect on the Group.
(J)    Your violation of the Group’s (i) Workplace Violence Policy or (ii) written policies on discrimination, unlawful harassment or substance abuse.
For this definition, no act or omission by you will be “willful” unless it is made by you in bad faith or without a reasonable belief that your act or omission was in the best interests of the Group. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of your employment by the Company, except as provided in Section 13(d). For any of the above Cause items (with the exception of subclause (C)), the Board shall provide you with thirty (30) days advance written notice detailing the specific basis for the potential termination of your employment for Cause. During the 30 day period after you have received such notice, you shall have an opportunity to cure or remedy such alleged Cause events and to present your case to the full Board (with the assistance of your own counsel) before any termination for Cause is finalized by a vote of a majority of the entire Board at a meeting of the Board called and held for such purpose. You shall continue to receive the compensation and benefits provided by this Agreement during the thirty (30) day cure/remedy period.
(c)    Termination by you for Good Reason.
“Good Reason” means any of the following:
(A)    Any material and adverse change in your title;
(B)    Any material and adverse reduction in your authorities or responsibilities, or your not being a direct report to the Board (for avoidance of doubt, it shall be deemed to be a material and adverse reduction in your authorities or responsibilities if you are at any time not the sole Chief Executive Officer of the ultimate parent entity of the Group);

(C)    Any material reduction by the Company in your Salary or target level of Annual Performance Cash Incentive and Long-Term Incentive Awards as set forth in Sections 3(a), (b) and (c), respectively, other than any such reduction that is (i) part of a broad-based salary reduction program or (ii) agreed to in advance by you in writing; or
(D)    The Company’s material breach of this Agreement or any purported termination by the Company of your employment that is in breach of this Agreement.
provided that (i) no alleged action, reduction or breach set forth in Sections 5(c)(A) – (D) above shall be deemed to constitute “Good Reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to the Company from you of a written notice, setting forth such course of conduct deemed by you to constitute “Good Reason”; (ii) such written notice must be delivered to the Company within ninety (90) days after you obtain knowledge of such breach constituting “Good Reason”; and (iii) you must terminate employment within two years after you obtain knowledge of such breach constituting “Good Reason.” The foregoing Good Reason provisions are intended to qualify under the good reason safe harbor provided by the Section 409A (as defined below) regulations and shall be interpreted in accordance with such intention. The Company’s placing you on paid leave (with full compensation and benefits and continued vesting for the portion of such period that occurs prior to your Termination Date) for up to ninety (90) consecutive days while it is determining whether there is a basis to terminate your employment for Cause will not constitute “Good Reason.”
(d)    Termination on Disability or Death.
(1)    The term “Disability” means your absence from your responsibilities with the Company on a full-time basis for 180 business days in any consecutive 12 months as a result of incapacity due to mental or physical illness or injury. If a doctor mutually acceptable to you and the Company determines in good faith that your Disability has occurred, the Company may give you a Termination Notice. If within thirty (30) days of the Termination Notice you do not return to full-time performance of your responsibilities, your employment will be terminated due to Disability. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement. Except as provided in this Section 5(d), your incapacity due to mental or physical illness or injury will not affect the Company’s obligations under this Agreement.
(2)    Your employment will terminate automatically on your death. If you die before your employment starts, all the provisions of this Agreement will also terminate and there will be no liability of any kind under this Agreement.
(e)    Advance Notice Generally Required. Notwithstanding anything else contained in this Agreement to the contrary, the Company and you each acknowledge and agree that your employment with the Company may be terminated by either the Company upon 30 days’ written notice to you (subject to the provisions of Section 6 of this Agreement) or by you upon 90 days’ written notice to the Company (subject to the provisions of Section 6 of this Agreement), at any time and for any reason, with or without Cause or Good Reason. In addition, this Agreement shall automatically terminate upon your death. The Company may determine to waive all or part of your 90-day notice period at its discretion (but shall provide you with full compensation and benefits for the portion of such period that occurs prior to your Termination Date, provided that your Salary shall continue for no less than 30 days during such period). Upon termination of your employment for any reason whatsoever, the Company shall have no further obligations to you after your Termination Date other than those set forth in Sections 4(b), 4(d), 4(e), 4(f) (solely with respect to expenses that are reimbursable under the applicable relocation policy, to the extent that such expenses were incurred but not reimbursed as of the Termination Date in accordance with such policy), 6, 9, 11(a), 14(d), 14(e) and 14(k) of this Agreement, and any continuing obligations owed to you under any other Group agreements with you, which shall all continue to survive beyond your Termination Date. The effective date of your termination of employment shall be referred to herein as the “Termination Date.”
(f)    Effect of Termination on Other Positions. If, on the Termination Date, you are a member of the Board or the board of directors of any member of the Group, or hold any other position with the Company or any member of the Group, you shall be deemed to have resigned, and shall resign, from all such positions as of the Termination Date without any further action required by you. You agree to execute such documents and take such other actions as the Company may request to reflect such resignations.

6.	The Company’s Obligations in Connection With Your Termination
(a)    General Effect. On termination in accordance with Section 5, your employment will end and the Group will have no further obligations to you except as provided in Section 5(e)
(b)    By the Company Without Cause or By You With Good Reason. If, during your Employment Period, the Company terminates your employment without Cause or you terminate your employment for Good Reason:
(1)    The Company will pay you the following as of the end of your employment: (i) your unpaid Salary (which shall be paid to you on the date of the Company’s first regularly scheduled payroll after your Termination Date), (ii) any accrued but unpaid business expense reimbursement, (iii) any unpaid but awarded Annual Performance Cash Incentive for the fiscal year preceding the fiscal year in which the Termination Date occurs and (iv) any vested benefits and other amounts that you are otherwise entitled to receive under any employee benefit plan, policy, practice or program of the Company or any of its affiliates (which shall be payable in accordance with such employee benefit plan, policy, practice or program, as the case may be) (collectively, the “Accrued Benefits”); provided that you shall not be entitled to receive any other payments or benefits in the nature of severance or termination pay, except as otherwise provided herein (or in the CIC Severance Policy).

(2)    Any unvested Sign-on Stock Options shall immediately vest as of the Termination Date, but will not be exercisable prior to their original vesting date set forth above, provided however that such exercisability shall be accelerated and be permitted to occur as of immediately before the closing of any Change in Control (as defined under the 2011 Incentive Plan) that precedes the original schedule exercise dates. Each individual tranche of stock options shall remain exercisable for a period of one (1) year following their original vesting date, but in no event after the date such stock options would otherwise lapse.
(3)    Any Sign-on RSUs that have not vested and been paid as of your Termination Date shall vest and be settled in accordance with their original schedule set forth above, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), provided however that the settlement shall be accelerated and occur as of immediately before the closing of any Change in Control (as defined under the 2011 Incentive Plan) that precedes the original schedule settlement dates.
(4)    You will be eligible to receive an Annual Performance Cash Incentive for the fiscal year in which the Termination Date occurs, payable at the time awards are normally paid and based upon actual performance of the Company; provided that your Termination Date occurs after the Compensation Committee has approved the targets and terms of the Annual Performance Cash Incentive for such fiscal year in which the Termination Date occurs; provided, further, that if the Termination Date occurs on or prior to the fifth anniversary of the Start Date, such amount will be prorated based upon the number of days elapsed in such fiscal year prior to the Termination Date, and if the Termination Date occurs after the fifth anniversary of the Start Date, you will be entitled to the full amount of such bonus.
(5)    Subject to your timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”) and your continued eligibility for COBRA continuation coverage, the Company shall pay the monthly COBRA premiums for you and your eligible dependents for a period of eighteen (18) months. In accordance with applicable tax laws, the Company’s payment of your COBRA premiums may be a taxable benefit to you and in such case you will be responsible for the payment of any taxes on the resulting income. Notwithstanding the foregoing, in the event that you become eligible to receive substantially similar or improved medical, dental or vision benefits from a subsequent employer (whether or not you accept such benefits), the Company’s obligations under this Section 6(b)(5) shall immediately cease. You will notify the Company of your eligibility for such benefits from a subsequent employer within thirty (30) days of such eligibility.
(6)    In addition to the amounts specified in Sections 6(b)(1) – (5) above, if your Termination Date occurs on or prior to the fifth anniversary of the Start Date, you shall receive an additional lump sum cash payment in an amount equal to:

(A)    150% of your Salary if your Termination Date occurs on or prior to the third anniversary of the Start Date;
(B)    75% of your Salary if your Termination Date occurs after the third anniversary but on or prior to the fourth anniversary of your Start Date; and
(C)    37.5% of your Salary if your Termination Date occurs after the fourth anniversary but on or prior to the fifth anniversary of your Start Date;
provided that, in each case, Salary shall mean your Salary as in effect on the Termination Date (but disregarding any reduction in Salary that constituted Good Reason) (for the avoidance of doubt, if your Termination Date occurs after the fifth anniversary of the Start Date, then you will not be eligible for any cash payments under this Section 6(b)(6)).
(7)    All other outstanding awards will be governed by the terms of the applicable plans and award agreements.
(c)    For Cause or Resignation. If the Company terminates your employment for Cause or you terminate your employment for any reason other than for Good Reason after providing 90 days’ written notice, the Company will pay your Accrued Benefits.
(d)    For Your Disability or Death. If, during the Employment Period, your employment terminates as a result of your death or Disability:
(1)    The Company will pay your Accrued Benefits.
(2)    The Company will pay you a prorated Annual Performance Cash Incentive for the fiscal year in which death or Disability occurs, payable at time such awards are normally paid and based upon actual performance of the Company.
(3)    Any unvested stock options to purchase shares of the Company’s common stock granted to you by the Group shall immediately vest as of the date of your death or Disability, and shall remain exercisable for a period of one (1) year following the Termination Date, but in no event after the date such stock options would otherwise lapse.
(4)    All other outstanding awards will be governed by the terms of the applicable plans and award agreements.
(e)    Change in Control. If there is a “Change in Control,” as defined in the CIC Severance Policy, and you are entitled to the payments and benefits provided in the CIC Severance Policy, such payments and benefits will reduce (but not below zero) the corresponding payments or benefits provided under this Agreement. It is the intent of this provision to pay or to provide to you the greater of the two payments or benefits but not to duplicate them.

(f)    Condition. The Company will not be required to make the payments and provide the benefits stated in this Section 6 (other than your Accrued Benefits), unless within fifty-five (55) days following the Termination Date you execute and deliver to the Company, and do not revoke, a release of claims substantially in the form attached as Exhibit A (the “Release”). The Company will provide you with the completed Release for your review and execution within five days after the Termination Date. Notwithstanding anything to the contrary, the Release attached as Exhibit A will also be the form of release of claims that will be utilized in connection with the CIC Severance Policy.
(g)    Timing. The payments and benefits provided in this Section 6 will begin (or be completed in the case of lump sum payments) within sixty (60) days following the Termination Date, subject to your compliance with the requirements of Section 6(f).

7.	Proprietary Information
(a)    Definition. “Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Group and (3) any matter relating to clients of the Group or other third parties having relationships with the Group. Proprietary Information includes (1) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly, or as a result of the violation by a third party of the Group’s confidentiality rights, or (2) that you can establish was independently developed by you without reference to any Proprietary Information.
(b)    Use and Disclosure. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After your employment, you will not use or disclose any Proprietary Information. In addition, nothing in this Agreement will operate to weaken or waive any rights that the Group may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information.
(c)    Limitations. Nothing in this Agreement prohibits you from providing truthful testimony or information concerning the Group to governmental, regulatory or self-regulatory authorities. Also, the parties (and their respective employees, representatives and agents) may disclose to any and all persons, without any limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions and other tax analysis) that are provided to either party related to such tax treatment and structure.

8.	Ongoing Restrictions on Your Activities
(a)    General Effect. This Section 8 applies during your employment and for the 18-month period after your employment ends (the “Restricted Period”), as specified below. This Section uses the following defined terms:
“Competitive Enterprise” means any business enterprise that either (1) engages in any material activity that competes anywhere with any material activity in which the Group is then engaged, or in which the Company is then contemplating engaging, as of the Termination Date or (2) holds a 5% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.
“Client” means any client or prospective client of the Group to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Group.
“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action. A general employment advertisement by an entity of which you are a part is excluded from the definition of Solicit.
(b)    Your Importance to the Group and the Effect of this Section 8. You acknowledge that:
(1)    In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Group, if you compete with the Group for some time after your employment, the Group will likely suffer significant harm. In return for the benefits you will receive from the Group and to induce the Group to enter into this Agreement, and in light of the potential harm you could cause the Group, you agree to the provisions of this Section 8. The Company would not have entered into this Agreement if you did not agree to this Section 8.
(2)    In light of Section 8(b)(1), if you breach any provision of this Section 8, the loss to the Company would be material but the amount of loss would be uncertain and not readily ascertainable.
(3)    This Section 8 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 8 will not result in severe economic hardship for you or your family.
(c)    Your Payment Obligations. If you fail to comply with Sections 7 or 8 during the Employment Period and the Restricted Period, you will forfeit all remaining payments owed to you under Section 6 which were conditioned on you providing the Company with the Release. In addition, the Group will be entitled to legal, equitable or other remedies, including, without limitation, injunctive relief and specific performance to protect against any such non-compliance or threatened non-compliance.
(d)    Non-Competition. During the Restricted Period, you will not directly or indirectly:
(1)    hold a 10% or greater equity, voting or profit participation interest in a Competitive Enterprise; or
(2)    associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:
(A)    that is substantially related to any activity that you were engaged in,
(B)    that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or
(C)    that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;
in each case, for the Group at any time during the year before the Termination Date.
(e)    Non-Solicitation of Clients. During the Restricted Period, you will not attempt to:
(1)    Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group (excluding any business that is not a material activity of the Group),
(2)    transact business with any Client that would cause you to be a Competitive Enterprise or that would cause any Client to reduce or refrain from doing any business with the Group, or
(3)    interfere with or damage any relationship between the Group and a Client.
(f)    Non-Solicitation of Group Employees. During the Restricted Period, you will not attempt to Solicit anyone who is an employee of the Group as of, or who was an employee of the Group within the two (2) months prior to, your Termination Date to resign from the Group or to apply for or accept employment with any Competitive Enterprise, except that you may Solicit your administrative assistant.
(g)    Notice to New Employers. Before you accept employment with any other person or entity while any of Section 8(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 8 and will deliver a copy of the notice to the Group.

9.	No Public Statements or Disparagement
You agree that you will not make any public statement that would libel, slander or disparage (the foregoing, to “Disparage”) any member of the Group or any of their respective past or present officers, directors, employees or agents, and the Company agrees that the members of the Board and the Company’s executive officers will not Disparage you; provided that nothing in this Section 9 or in any other provision of this Agreement shall prevent either you, the Company or the Company’s executive officers or Board members, respectively, from providing truthful and candid assessments of Group personnel and processes in accordance with established procedures or truthful testimony or other information in any legal proceeding, Investigation or as otherwise may be required by law. This Section 9 is subject to Section 7(c).

10.	Effect on Other Agreements; Entire Agreement
This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement other than the Employment and Confidentiality Agreement, which is hereby incorporated by reference. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement. You hereby acknowledge that you are not subject to any obligation which would in any way restrict the performance of your duties hereunder. In the event of any conflict in terms or provisions between this Agreement and the Employment and Confidentiality Agreement, the terms and provisions of this Agreement shall prevail and govern. For the avoidance of doubt, in the event of any conflict in terms or provisions between this Agreement and any award agreement pursuant to which you are granted equity in the Company, the terms and provision of the award agreement shall prevail and govern.

11.	Successors
(a)    Payments on Your Death. If you die, then any amounts owed to you under this Agreement shall be paid to your estate.
(b)    Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process. Any attempt to effect any of the preceding in violation of this Section 11(b), whether voluntary or involuntary, will be void.

(c)    Assumption by any Surviving Company. Before the effectiveness of any merger, consolidation, statutory share exchange or similar transaction (including an exchange offer combined with a merger or consolidation) involving the Company (a “Reorganization”) or any sale, lease or other disposition (including by way of a series of transactions or by way of merger, consolidation, stock sale or similar transaction involving one or more subsidiaries) of all or substantially all of the Company’s consolidated assets (a “Sale”), the Company will cause (1) the Surviving Company to unconditionally assume this Agreement in writing and (2) a copy of the assumption to be provided to you. After the Reorganization or Sale, the Surviving Company will be treated for all purposes as the Company under this Agreement. The “Surviving Company” means (i) in a Reorganization, the entity resulting from the Reorganization or (ii) in a Sale, the entity that has acquired all or substantially all of the assets of the Company.

12.	Disputes
(a)    Employment Matter. This Section 12 applies to any controversy or claim between you and the Group arising out of or relating to or concerning this Agreement or any aspect of your employment with the Group or the termination of that employment (together, an “Employment Matter”).
(b)    Mandatory Arbitration. Subject to the provisions of this Section 12, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. However, the rules will be modified in the following ways: (1) the decision must not be a compromise but must be the adoption of the submission by one of the parties, (2) each arbitrator will agree to treat as confidential evidence and other information presented to the same extent as the information is required to be kept confidential under Section 7, (3) there will be no authority to amend or modify the terms of this Agreement except as provided in Section 14(g) (and you and the Group agree not to request any such amendment or modification), (4) a decision must be rendered within 10 business days of the parties’ closing statements or submission of post-hearing briefs and (5) the arbitration will be conducted before a panel of three arbitrators, one selected by you within 10 days of the commencement of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm).
(c)    Limitation on Damages. You and the Group agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.
(d)    Injunctions and Enforcement of Arbitration Awards. You or the Group may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under Section 12(b). Also, the Group may bring such an action or proceeding, in addition to its rights under Section 12(b) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Sections 7 and 8. You agree that (1) your violating any part of Sections 7 and 8 would cause damage to the Group that cannot be measured or repaired, (2) the Group therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Group to receive such an injunction, order or other relief, (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (5) the General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).
(e)    Jurisdiction and Choice of Forum. You and the Group irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to Section 12(b). This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Group (1) acknowledge that the forum stated in this Section 12(e) has a reasonable relation to this Agreement and to the relationship between you and the Group and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this Section 12(e) in the forum stated in this Section, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this Section 12(e) and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Group. However, nothing in this Agreement precludes you or the Group from bringing any action or proceeding in any court for the purpose of enforcing the provisions of Sections 12(b) and this 12(e).
(f)    Waiver of Jury Trial. To the extent permitted by law, you and the Group waive any and all rights to a jury trial with respect to any Employment Matter.
(g)    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

13.	Representations
(a)    You represent that your employment hereunder will not violate any law or duty by you are bound, and will not conflict with or violate any agreement or instrument (including any non-competition or non-solicitation covenants with any prior employer or any other entity) to which you are a party or by which you are bound. The Company further represents that this Agreement has been duly approved by the Compensation Committee and the Board and that it has full authority to enter into this Agreement and perform its obligations under this Agreement.
(b)    You acknowledge that (1) all cash and equity incentive awards granted to you shall be subject to the terms of such awards (as set forth in this Agreement and the respective grant agreements) and shall be subject to recapture under the Company’s clawback policy as currently in effect and as may be amended from time to time and (2) you will be subject to the

Company’s stock ownership guidelines as currently in effect and as may be amended from time to time.
(c)    You represent that you are legally authorized to work in the United States, and you will provide documentation showing such authorization to the Company on your Start Date. You acknowledge that, in order for the Company to comply with United States law, the Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.
(d)    You represent that all information provided to the Company or its agents with regard to your background is true and correct to the best of your knowledge. Your breach of this representation shall constitute “Cause.”

14.	General Provisions
(a)    Construction.
(1)    References (A) to Sections are to sections of this Agreement unless otherwise stated; (B) to any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time; (C) to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section; (D) to any governmental authority include any successor to the governmental authority; (E) to any plan include any programs, practices and policies; (F) to any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority; and (G) to any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.
(2)    The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.
(3)    Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.”
(4)    It is your and the Group’s intention that this Agreement not be construed more strictly with regard to you or the Group.
(b)    Withholding. You and the Group will treat all payments to you under this Agreement (except for expense reimbursements that are not subject to taxation) as compensation for services. Accordingly, the Group may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.
(c)    Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 8 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.
(d)    No Set-off or Mitigation. Except as provided in Section 8(c) or if your employment is terminated by the Company for Cause, your and the Company’s respective rights and obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement. None of your cash or equity incentive awards shall be subject to offset, disgorgement or recoupment except as set forth in Section 8(c) or in compliance with applicable laws or the Company’s clawback policy(ies) as in effect from time to time.
(e)    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms to this Section 14(e)):
If to you, to your address then on file with the Company’s payroll department.
If to the Company or any other member of the Group, to:
CA, Inc.
World Headquarters
One CA Plaza
Islandia, New York 11749
Attention: General Counsel
Facsimile: (631) 342-4865
(f)    Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Group acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

(g)    Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed and specifically references this Section 14(g), in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Group to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.
(h)    Third-Party Beneficiaries. Subject to Section 11, this Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company and your and the Company’s permitted successors and assigns, although this Agreement will inure to the benefit of the Group.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. However, this Agreement will not be effective until the date both parties have executed this Agreement.
(j)    Section 409A. The parties agree that this Agreement is intended to comply with the requirements of Section 409A or an exemption from Section 409A. In the event that after execution of this Agreement either party makes a determination inconsistent with the preceding sentence, it shall promptly notify the other party of the basis for its determination. The parties agree to renegotiate in good faith the terms of this Agreement at no additional cost to the Company (other than the Company’s routine expenses for outside counsel), if you and the Company determine that this Agreement as structured would have adverse tax consequences to you under applicable law. To extent that you would otherwise be entitled to any payment under this Agreement or any plan or arrangement of the Company or its affiliates, that constitutes “deferred compensation” subject to Section 409A and that if paid during the six months beginning on the Termination Date would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to you on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A and to the extent permitted by Section 409A) or your death. Similarly, to the extent that you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on the Termination Date that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the six-month anniversary of the Termination Date, a change in ownership or effective control of the Company (within the meaning of Section 409A and to the extent permitted by Section 409A) or your death. In addition, any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. 1.409A-1(h). To the extent applicable, each severance payment made under this Agreement shall be deemed to be separate payments, amounts payable under Section 6 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. 1.409A-1 through 1.409A-6.
Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year following the taxable year in which the “separation from service” occurs; and provided further, that such expenses shall be reimbursed no later than the last day of the third taxable year following the taxable year in which your “separation from service” occurs.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
(k)    Section 280G. In the event that the payments and other benefits provided for in this Agreement or otherwise payable to you (collectively, “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”) and (ii) but for this Section 14(k), would be subject to the excise tax imposed by Section 4999 of the Code, then your Benefits will be either:
(A)    delivered in full, or
(B)    delivered as to such lesser extent which would result in no portion of such Benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be taxable under Section 4999 of the Code.
If a reduction in the Benefits constituting “parachute payments” is necessary so that no portion of such Benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the manner which has the least economic cost to you and, to the extent the economic cost is equivalent, will be reduced in the reverse order of when a payment would have been made to you, until the required reduction is achieved. For the avoidance of doubt, for purposes of measuring an equity compensation award’s value to you when performing the foregoing comparison between (A) and (B), such award’s value shall equal the then aggregate fair market value of the vested shares underlying the award less any aggregate exercise price less applicable taxes. Also, if two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In all cases, the provisions of this paragraph shall be effected in a manner compliant with Section 409A.
Unless the Company and you otherwise agree in writing, the calculations necessary to effect the foregoing determinations will be performed by the Company’s independent auditors or another nationally recognized accounting or consulting firm selected by the Company. However, if the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual or group which will control the Group upon the occurrence of a change in control, the Company shall appoint another nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with reasonably detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company. If the accounting firm determines that no Excise Tax is payable, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Benefits. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and you. Notwithstanding the preceding, as expressly permitted by Q/A #32 of the Code Section 280G final regulations, with respect to performing any present value calculations that are required in connection with this Section 14(k), the parties affirmatively elect to utilize the Applicable Federal Rates that are in effect as of the execution of this Agreement (the “December 2012 AFRs”) and the accounting firm shall therefore use such December 2012 AFRs in its determinations and calculations.

Very truly yours,

Accepted and agreed to: /s/ Michael P. Gregoire	/s/ Guy Di Lella
Michael P. Gregoire December 10, 2012	Guy Di Lella Chief Human Resources Officer CA, Inc. December 10, 2012

Exhibit A: Form of Release
GENERAL CLAIMS RELEASE

This General Claims Release (along with its appendices, this “Agreement”) is entered into as of _______________________, 20___, by CA, Inc., on behalf of its officers, directors, shareholders, employees, agents, representatives, parents, subsidiaries, affiliates, divisions, successors and assigns (hereinafter collectively referred to as the “Company”) and [NAME] (hereinafter referred to as “I”). In consideration of the severance pay and benefits (the “Severance Benefits”) pursuant to Section 6 of my Employment Agreement with the Company dated December [●], 2012 (the “Employment Agreement”), the Company and I hereby agree as follows:
1.I acknowledge that the Company advised me to read this Agreement and carefully consider all of its terms before signing it. The Company gave me until [INSERT DATE], which is 55 calendar days after my Termination Date (as defined in my Employment Agreement), to consider, return and not revoke this Agreement (as provided in Paragraph 2). I acknowledge that:

(a)	To the extent I deemed appropriate, I took advantage of this period to consider this Agreement before signing it;

(b)	I carefully read this Agreement;

(c)	I fully understand it;

(d)	I am entering into it knowingly and voluntarily;

(e)	To the extent I decide to sign and return this Agreement to the Company prior to the time that I have been provided to consider it, I acknowledge that I have done so voluntarily;

(f)
In the event the Company agrees to make changes to the offer contained in this Agreement, whether material or immaterial, I understand that any such changes will not restart the consideration period provided for in Paragraph 1 above;

(g)
The Company advised me to discuss this Agreement with my attorney (at my own expense) before signing it and I decided to seek legal advice or not seek legal advice to the extent I deemed appropriate; and,

(h)	I understand that the waiver and release contained in this Agreement does not apply to any rights or claims that may arise after the date that I execute the Agreement.
2.I understand that I may revoke my release of claims under the Age Discrimination in Employment Act (“ADEA”) under Paragraph 3 of this Agreement within seven (7) days after I sign it by providing written notice on or before the seventh (7th) day after signing to the Company’s Chief Human Resources Officer, located at One CA Plaza, Islandia, New York, 11749. I understand and agree that the Company will not provide to me any Severance Benefits unless the seven (7) day revocation period has expired and such release has become effective prior to [INSERT DATE FROM PARAGRAPH 1 ABOVE].
3.To the greatest extent permitted by law, I release the Company from any and all known or unknown claims and obligations of any nature and kind, in law, equity or otherwise, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Agreement which are related to my employment with the Company and/or its termination. The claims I am waiving and releasing under this Agreement include, but are not limited to, any claims and demands that directly or indirectly arise out of or are in any way connected to my employment with the Company or the termination of my employment; any claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interest in the Company; and, any claims under Title VII of the Civil Rights Act of 1964, ADEA, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York State Labor Law and anv other federal law, state law, local law, common law, or anv other statute, regulation, or law of anv type. I also waive any right to any remedy that has been or may be obtained from the Company through the efforts of any other person or any government agency.
I specifically acknowledge that I have been fully and completely compensated for all hours worked during my tenure with the Company and that I have been paid all wages, commissions, benefits, and payments due me from the Company, in accordance with the provisions of the Fair Labor Standards Act and any other federal, state, or local law governing my employment with the Company. [INSERT ONLY IF EMPLOYEE WAS TERMINATED WITHOUT CAUSE BY COMPANY AND WAS PREVIOUSLY GIVEN 30 DAYS’ NOTICE: I specifically acknowledge that satisfactory written notice regarding the termination of employment has been provided in accordance with Section 5 of my Employment Agreement.]
4.I understand and agree that the waiver and release of claims contained in Paragraph 3 of this Agreement shall not apply to any of the following:

(a)
Any rights I may have under this Agreement including, without limitation, rights to the Severance Benefits and to the obligations that the Company continues to owes me after my Termination Date in accordance with Section 5(e) of the Employment Agreement;

(b)
Any rights I may have to continued health or dental benefits under a Company-sponsored benefit plan. Any such benefits shall be governed by the terms of the specific benefit plan under which such benefits are provided;

(c)
Any rights I may have pertaining to any outstanding Company vested stock options, stock appreciation rights (SARs), restricted stock units, or shares of restricted stock that I may hold (including without limitation those awards which become vested as a result of this Agreement). Except as otherwise provided herein, any such vested options, SARs, stock units or shares will be governed by the terms (including, but not limited to, any forfeiture and recapture provisions) of the grant, the stock plan

(and any amendments thereto) under which such options/shares were granted and by the Employment Agreement;

(d)
Any rights I may have under the Consolidated Omnibus Budget Reconciliation Act or to claims for unemployment compensation benefits, workers compensation benefits, or to claims under the Fair Labor Standards Act;

(e)
Any rights I may have related to vested monies that I may have within the Company’s 401(k) plan or to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA);

(f)
Any claim I may have to reimbursement of business-related expenses that I incurred while performing my job for the Company. Such amounts will be paid in accordance with Section 4(b) of the Employment Agreement; and,

(g)
Any claim I may have for indemnity under state law which cannot be waived by virtue of state law and any rights I have to indemnification and coverage under the Company’s Director and Officer insurance policy in accordance with Section 4(d) of the Employment Agreement.

5.I acknowledge that the Company is under no obligation to make the payments or provide the benefits being provided to me under this Agreement unless I execute and do not revoke this Agreement, and that the Company will do so only subject to my agreement to, and compliance with, the terms of this Agreement. I acknowledge that if I breach this Agreement then I will be required to immediately reimburse the Company for any payment of Severance Benefits and that I will no longer be entitled to receive further payment of the Severance Benefits (including any special treatment for my equity awards that might otherwise apply pursuant to Section 6 of my Employment Agreement).
6.By signing this Agreement, I warrant that I have not filed and that I will not file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement. I understand and agree that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or other appropriate federal, state, or local administrative agency. However, I understand and agree that by signing this Agreement, I am releasing the Company from any and all liability arising from the laws, statutes, and common law, as more fully explained in Paragraph 3 of this Agreement. I further understand and agree that I am not and will not be entitled to any monetary or other comparable relief on my behalf resulting from any proceeding brought by me, the EEOC, or any other person or entity, including but not limited to any federal, state, or local agency. I understand that as part of my release of claims under this Agreement, I am specifically assigning to the Company my right to any recovery arising from any such proceeding. I also understand and agree that to the extent permitted by law, in the event I file any claim or lawsuit relating to my employment with the Company or any event that occurred prior to my execution of this Agreement, I shall be liable for any damages or costs incurred by the Company in defending against such lawsuit, including the Company’s reasonable attorney’s fees and costs.

7.I understand and agree that nothing in this Agreement shall be interpreted or applied in a manner that affects or limits my otherwise lawful ability to challenge, under the Older Workers Benefit Protection Act (29 U.S.C. §626), the knowing and voluntary nature of my release of any age claims in this Agreement before a court, the EEOC, or any other federal, state, or local agency.
8.Except as set forth in this Agreement, I understand, acknowledge, and voluntarily agree that this Agreement is a total and complete release by me of any and all claims which I have against the Company as of my execution of this Agreement, both known or unknown, even though there may be facts or consequences of facts which are unknown to me.
9.I understand and agree that this Agreement is not an admission of guilt or wrongdoing by the Company, and I acknowledge that the Company does not believe or admit that it has done anything wrong. I will not state that this Agreement is an admission of guilt or wrongdoing by the Company.
10.I understand and agree I have continuing obligations pursuant to Sections 7, 8 and 9 of my Employment Agreement which shall remain in effect following the Termination Date. By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in Sections 7, 8 and 9 of my Employment Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in my Employment Agreement should not be fully enforceable against me. I understand that the terms of Sections 7, 8 and 9 of my Employment Agreement are incorporated into this Agreement by reference.
Further, I certify that I have complied with the provisions of the Employment and Confidentiality Agreement (or similar agreement) that I signed when I began working for the Company (the “Confidentiality Agreement”), a copy of which is attached as Appendix B
11.By signing this Agreement, I confirm my promise to perform each and every one of the obligations that I undertook in the Confidentiality Agreement. I expressly confirm that I know of no reason why any promise or obligation set forth in the Confidentiality Agreement should not be fully enforceable against me. I understand that the terms of the Confidentiality Agreement are incorporated into this Agreement by reference.
12.I acknowledge that any actual or threatened violation of Paragraphs 10 or 11 would irreparably harm the Company, and that the Company will be entitled to an injunction (without the need to post any bond) prohibiting me from committing any such violation. I further agree that the provisions of Paragraphs 10 and 11 are reasonable and necessary for the protection of the Company’s legitimate business interests, and I agree that I will not contend otherwise in any lawsuit or other proceeding. In the event the Company files a lawsuit against me to enforce its rights under this Agreement and a court of law determines that I have breached my obligations under Paragraphs 10 or 11 of this Agreement, I agree that I will pay any damages awarded by the court (in accordance with Section 8(c) and Section 12 of the Employment Agreement) as well as the reasonable attorney’s fees the Company incurs in connection with such lawsuit.
13.I agree that if I am notified that any claim has been filed against me or the Company that relates to my employment with the Company, I will provide prompt written notice of the same to the Company, and shall cooperate fully with the Company in resolving any such claim. Further, I agree that I will make myself reasonably available to Company representatives in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings relating to my tenure with the Company. I further agree that I will provide the Company with any information and/or documentation in my possession or control that it may request in connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I further agree that if requested to do so by the Company, I will provide declarations or statements, will meet with attorneys or other representatives of the Company, and will prepare for and give depositions or testimony on behalf of the Company relating to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings related to my tenure with the Company. I understand and agree that, to the extent my compliance with the terms of this Paragraph 13 requires me to travel or otherwise incur out of pocket expenses, the Company will reimburse me for any such reasonable expenses that I incur. The Company understands and agrees that my other personal and professional commitments will be accommodated with respect to my providing cooperation under this Paragraph 13.
14.This Agreement, my Employment Agreement and the Confidentiality Agreement contain the entire agreement between me and the Company regarding the subjects addressed herein, and may be amended only by a writing signed by myself and the Company’s Chief Human Resources Officer. I acknowledge that the Company has made no representations or promises to me other than those in this Agreement. If any one or more of the provisions of this Agreement is determined to be illegal or unenforceable for any reason, such provision or other portion thereof will be modified or deleted in such manner as to make this Agreement, as modified, legal and enforceable to the fullest extent permitted under applicable law. Further, any waiver by the Company of any breach by me of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach hereof.
15.This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the terms of Section 14(j) in the Employment Agreement addressing Section 409A shall apply to this Agreement and are incorporated into this Agreement by reference.
16.This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of the Company.
17.This Agreement shall be governed by and, for all purposes, construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in such state. Any disputes related to this Agreement shall be resolved as provided in Section 12 of the Employment Agreement, and the terms of such Section 12 shall apply to this Agreement and are incorporated into this Agreement by reference.
18.I understand and agree that if the Company is successful in a suit or proceeding to enforce any of the terms of this Agreement, I will pay the Company’s costs of bringing such suit or proceeding, including its reasonable attorney’s fees and litigation expenses (including expert witness and deposition expenses). Finally, this Agreement shall inure to the benefit of and may be enforced by either party or its successors and assigns. However, this Agreement is personal to me and I may not assign it (except to my estate in the event of my death).

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREFORE, the Company has caused this instrument to be executed in its corporate name, by an individual with full authorization to act on its behalf. Further, I sign my name and enter this Agreement on behalf of myself, my legal representatives, executors, heirs and assigns.

EMPLOYEE

BY: ________________________
EMPLOYEE SIGNATURE

___________________________                ________________
EMPLOYEE NAME - PRINTED                     DATE

Sworn and subscribed before me this the ______ day of ______________, 20___.

By: _________________________
Notary Public

NOTARIAL STAMP OR SEAL

_______________________________________________________________________

CA, INC.

BY: ______________________

DATE: _____________________

Exhibit B: Form of Equity Incentive Agreements

CA, INC.
RESTRICTED STOCK UNIT AGREEMENT

Participant Name]    (“Participant”)

Name of Participant

Total Number of Restricted Stock Units Granted	[Number of Restricted Stock Units Granted]
Grant Date	[Grant Date]

THIS AGREEMENT dated as of the date set forth above and entered into by and between CA, Inc., a Delaware corporation (the “Company”) and the above-referenced Participant provides for the grant of restricted stock units under the CA, Inc. 2011 Incentive Plan (the “Plan”). This Agreement incorporates by reference the terms of the Plan, and is subject to the terms of the Plan as well as certain terms of the employment agreement between the Company and Participant dated December __ 2012 (the “Employment Agreement”). In the event of any conflict between the terms of this Agreement, the Employment Agreement and the terms of the Plan, except as expressly provided herein, the terms of the Plan will control. Except as otherwise provided in this Agreement, capitalized terms in this Agreement will have the meanings specified in the Plan. A copy of the Plan or related Prospectus may be obtained at no cost by contacting the HR Service Center at 1−866−514−4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service – ESS).

1.	Grant of Restricted Stock Unit
The Company hereby grants to the Participant the number of shares of Restricted Stock Units (the “Restricted Stock Units”) set forth above on the grant date set forth above (the “Grant Date”).

2.	Vesting and Settlement of Restricted Stock Unit
This Restricted Stock Unit Award will vest with respect to 34% of the underlying shares on the first anniversary of the Grant Date and with respect to an additional 33% of the underlying shares on each of the second and third anniversaries of the Grant Date of the award. The shares of Common Stock underlying the Restricted Stock Units shall be delivered promptly (but no later than 30 days) following the applicable vesting date, except to the extent set forth in Section 6 of the Employment Agreement. No shares of Common Stock shall be issued to the participant prior to the date on which the Restricted Stock Units vest, and shall be forfeited by the Participant upon the Participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than as set forth in the Plan or Section 6 of the Employment Agreement.

3.	Tax and Withholding
Where required pursuant to the terms of the Plan, the Company will satisfy any federal or local income tax or social tax withholding obligations that arise in connection with the vesting of the Restricted Stock Units by withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of this award having a Fair Market Value, as defined in the Plan, on the date the shares of Restricted Stock Units first become taxable equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law with respect to such taxable shares. In other cases, as a condition to the delivery of Shares or the lapse of restrictions related to this Restricted Stock Unit, or in connection with any other event that gives rise to a tax withholding obligation, the Company (i) may deduct or withhold from any payment or distribution to the Participant (whether or not pursuant to the Plan), (ii) will be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (iii) may enter into any other suitable arrangements to withhold, in each case, in an amount sufficient to satisfy such withholding obligation.

4.	Changes In Stock
The Restricted Stock Unit is subject to the adjustment provisions set forth in Sections 4.11, 5.3 and 5.4 of the Plan.

5.	No Guarantee of Employment or Service
This award will not obligate the Company or any Related Company to retain the Participant in its employ or service for any period.

6.	Governing Law; Severability; Choice of Law
This Agreement will be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Agreement is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of this Agreement or part thereof, each of which will remain in full force and effect. Any action related to this Agreement shall be brought exclusively in the federal or state courts of the State of New York, County of Suffolk. The Participant will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Participant in federal or state courts of the State of New York, County of Suffolk. The choice of forum set forth in this Section 6 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.

7.	Acceptance and Acknowledgment
By accepting this Agreement, the Participant:

(a)	accepts and acknowledges receipt of the Restricted Stock Unit which has been issued to the Participant under the terms and conditions of the Plan;

(b)
acknowledges and confirms the Participant’s acceptance and agreement to the collection, use and transfer, in electronic or other form, of personal information about the Participant, including, without limitation, the Participant’s name, home address, and telephone number, date of birth, social security number or other identification number, and details of all the Participant’s shares held and transactions related thereto, by the Company and its Related Companies and agents for the purpose of implementing, administrating and managing the Participant’s participation in the Plan, and further understands and agrees that the Participant’s personal information may be transferred to third parties assisting in the implementation, administration and management of the Plan, that any recipient may be located in the Participant’s country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than the Participant’s country;

(c)	acknowledges and confirms the Participant’s consent to receive electronically this Agreement, the Plan and the related Prospectus and any other Plan documents that the Company is required to deliver;

(d)	acknowledges that a copy of the Plan and the related Prospectus is posted on the Company’s website and that the Participant has access to such documents;

(e)	agrees to be bound by the terms and conditions of this Agreement and the Plan (including, but not limited to, Section 7.5 of the Plan), as may be amended from time to time;

(f)
understands that neither Plan nor this Agreement gives the Participant any right to employment or service with the Company or any Related Company and that the Restricted Stock Unit is not part of the Participant’s normal or expected compensation; and

(g)
understands and acknowledges that the grant of the Restricted Stock Unit is expressly conditioned on the Participant’s adherence to the terms of the applicable policies and procedures of the Company and its Related Companies.

8.	Entire Agreement
This Agreement, the Employment Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof.

9.	Data Privacy
The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company, its subsidiaries and affiliates, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant hereby understands that the Company, its subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon vesting of the Restricted Stock Units. The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law. The Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant hereby understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant’s local human resources representative.

10.	Electronic Delivery
The Company may, in its sole discretion, deliver any documents related to the Restricted Stock Units and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.	Nature of Grant
The In accepting the grant of Restricted Stock Units, the Participant acknowledges that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)    the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c)    all decisions with respect to future Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d)    the Participant’s participation in the Plan will not create a right to further employment with the Participant’s employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate the Participant’s employment relationship;

(e)    the Participant is voluntarily participating in the Plan;

(f)    the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of the terms of the Participant’s employment with the Company as set forth in the Employment Agreement;

(g)    the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)    in the event that the Participant is not an employee of the Company, the grant of Restricted Stock Units will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant of Restricted Stock Units will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;

(i)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(j)    if the Participant vests in the Restricted Stock Units and obtains shares of Common Stock, the value of those shares may increase or decrease in value;

(k)    in consideration of the grant of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or shares acquired through vesting of the Restricted Stock Units resulting from termination of the Participant’s employment by the Company or the Employer, and the Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(l)    except as expressly set forth in Section 6 of the Employment Agreement, in the event of termination of the Participant’s employment, Participant’s right to receive the Restricted Stock Units and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed.

CA, INC. 2011 INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

[Participant Name] (“Optionee”)

Name of Optionee

Total Number of Shares Subject to Option Granted	[Number of Shares Granted]
Grant Date	[Grant Date]
Exercise Price	[Exercise Price]
Expiration Date	[Expiration Date]

THIS AGREEMENT dated as of the date set forth above and entered into by and between CA, Inc., a Delaware corporation (the “Company”) and the above-referenced Optionee provides for the grant of a nonqualified stock option under the CA, Inc. 2011 Incentive Plan (the “Plan”). This Agreement incorporates by reference the terms of the Plan, and is subject to the terms of the Plan as well as certain terms of the employment agreement between the Company and the Optionee dated December __ 2012 (the “Employment Agreement”). In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise provided in this Agreement, capitalized terms in this Agreement will have the meanings specified in the Plan. A copy of the Plan or related Prospectus may be obtained at no cost by contacting the HR Service Center at 1−866−514−4772 or opening an issue via the web at http://caportal.ca.com (via Employee Self-Service – ESS).

1.	Grant of Option
The Company hereby grants to the Optionee an option (the “Option”) to purchase the number of shares of Common Stock set forth above at an exercise price per share set forth above which is equal to the Fair Market Value of such shares on the date the Option is granted (the “Grant Date”). The Option is not an “incentive stock option” within the meaning of Section 422 of the Code.

2.	Vesting of Option
The Option will vest with respect to 34% of the underlying shares of Common Stock on the first anniversary of the Grant Date and with respect to an additional 33% of the underlying shares of Common Stock on each of the second and third anniversaries of the Grant Date. The Option will expire and will not be exercisable after ten years from Grant Date (the “Expiration Date”). Notwithstanding the foregoing, the Company may extend the term of the Option to reflect certain securities trading blackouts that the Company may impose in order to comply with applicable laws.

3.	Exercise of Option
To the extent that the Option is exercisable, the Optionee may exercise the Option by delivering to the Company or its agent a properly executed exercise notice on a form approved by the Committee. The Company will not permit the exercise of the Option if the Company determines, in its sole and absolute discretion, that issuance of shares underlying the Option could violate any law or regulation.

In the event of the Optionee’s death, the Option may be exercised by the executor or administrator of a deceased Optionee’s estate, or by the person or persons to whom the Option has been transferred by the Optionee’s will or the applicable laws of descent and distribution, provided that the Company will be under no obligation to deliver shares underlying the Option unless and until the Company is satisfied that the person exercising the Option is the duly appointed executor or administrator of the deceased Optionee or the person to whom the Option has been transferred by the Optionee’s will or by the applicable laws of descent and distribution.

4.	Payment of Exercise Price
Payment of the exercise price of the Option may be made in cash or by certified check, bank draft, wire transfer or postal or express money order or any other form of consideration approved by the Committee. Alternatively, payment of the exercise price may be made by (a) delivering to the Company, or its agent, a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the exercise price being so paid and appropriate tax withholding, (b) tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Optionee for at least six months having a Fair Market Value on the date prior to the date of exercise equal to the applicable portion of the Exercise Price being paid, or (c) any combination of the foregoing. Payment of the exercise price of the Option must be made in full for all shares for which the Option is exercised at the time of such exercise, and no shares will be delivered until such payment is made. Notwithstanding the foregoing, a form of payment will not be available if the Company determines, in its sole and absolute discretion, that such form of payment could violate any law or regulation.

5.	Delivery of Shares
The Company will not be obligated to deliver any shares underlying the Option unless and until the Company is satisfied that (a) proper arrangements have been made with the Company for the payment of any applicable tax withholding obligations, (b) all requirements of all applicable laws have been met, (c) in the event the outstanding Common Stock is at the time listed upon any stock exchange, the shares to be delivered have been listed, or authorized to be listed, upon official notice of issuance upon the exchanges where it is listed, and (d) all legal matters in connection with the issuance and delivery of the shares have been approved by counsel of the Company. The Optionee will have no rights of a stockholder until the shares are actually delivered to the Optionee. Common Stock to be delivered upon the exercise of the Option may constitute an original issue of authorized stock or may consist of treasury stock.

6.	Transferability of Option
Except as provided below, the Option may not be transferred by the Optionee other than by will or the laws of descent and distribution and during the Optionee’s lifetime the Option may be exercised only by the Optionee. Notwithstanding the foregoing, the Option may be transferred by the Optionee to his or her family members or to one or more trusts for the benefit of such family members or to one or more limited partnerships in which such family members are the only partners; provided that (a) the Optionee does not receive any consideration for such transfer, (b) written notice of any proposed transfer and the details thereof will have been furnished to the Committee at least three days in advance of such transfer, and (c) the Committee consents to the transfer in writing. If the Option is transferred pursuant to this provision, it will continue to be subject to the same terms and conditions that were applicable to such Option immediately prior to transfer and the Option may be exercised by the transferee only to the same extent that the option could have been exercised by the Optionee had no transfer been made. For this purpose, the Optionee’s “family members” will include the Optionee’s spouse, children, grandchildren, parents, grandparents (whether natural, step, adopted or in-laws) siblings, nieces, nephews and grandnieces and grandnephews.

7.	Death or Termination of Employment Due to Disability
If the Optionee dies or incurs a Termination of Employment due to Disability while employed by or providing services to the Company, any portion of the Option that has not become exercisable as of the date of the Optionee’s death or Termination of Employment due to Disability will become exercisable in full and will remain exercisable (a) in the case of the Optionee’s death, by the estate of the deceased Optionee or the person given authority to exercise the Option by the Optionee’s will or by operation of law for a period of one year following the Optionee’s death, but not later than the expiration date of the Option; and (b) in the case of the Optionee’s Termination of Employment or Disability, by the Optionee for a period of one year following the

Optionee’s Termination of Employment due to Disability, but not later than the Expiration Date.

8.	Other Termination of Employment

(a)
Except as otherwise provided in this Agreement or the Plan, upon the Retirement of the Optionee, the portion of the Option that is not exercisable as of the date of such Retirement will be forfeited as of the date of such Retirement and the portion of the Option that is exercisable as of the date of such Retirement must be exercised, if at all, within one year after the date of such Retirement, but in no event after the Expiration Date.

(b)
Except as otherwise provided in this Agreement, the Plan or as expressly set forth in Sections 3 and  6 of the Employment Agreement (including the provisions therein with respect to (i) accelerated vesting and (ii) exercisability), upon the Optionee’s Termination of Employment, for any reason other than death, Disability or Retirement, the portion of the Option that is not exercisable as of the Optionee’s Termination of Employment will be forfeited as of the Optionee’s Termination of Employment and the portion of the Option that is exercisable as of the Optionee’s Termination of Employment must be exercised, if at all, within 90 days after such Termination of Employment.

9.	Changes In Stock
The Option is subject to the adjustment provisions set forth in Sections 4.11, 5.3 and 5.4 of the Plan.

10.Tax Withholding
As a condition to the delivery of any shares pursuant to the exercise of the Option, the Optionee is required to pay tax withholding obligations related thereto by:

(a)	payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations;

(b)	through any of the exercise price payment methods described in Section 4 of this Agreement; or

(c)
instructing the Company to withhold shares that would otherwise be issued on exercise having a Fair Market Value on the date of exercise equal to the applicable portion of the tax withholding obligations being so paid.

11.No Guarantee of Employment or Service
The Option will not obligate the Company or any Related Company to retain the Optionee in its employ or service for any period.

12.Governing Law; Severability; Choice of Law
This Agreement will be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Agreement is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other provision of this Agreement or part thereof, each of which will remain in full force and effect. Any action related to this Agreement shall be brought exclusively in the federal or state courts of the State of New York, County of Suffolk. The Optionee will accept service of process as provided under New York law or by registered mail, return receipt requested, and waive any objection based upon forum non conveniens or as to personal jurisdiction over the Optionee in federal or state courts of the State of New York, County of Suffolk. The choice of forum set forth in this Section 12 shall not be deemed to preclude the enforcement of any judgment obtained in such forum in any other jurisdiction.
13.Acceptance and Acknowledgment
By accepting this Agreement, the Optionee:

(a)	accepts and acknowledges receipt of the Option which has been issued to the Optionee under the terms and conditions of the Plan;

(b)
acknowledges and confirms the Optionee’s acceptance and agreement to the collection, use and transfer, in electronic or other form, of personal information about the Optionee, including, without limitation, the Optionee’s name, home address, and telephone number, date of birth, social security number or other identification number, and details of all the Optionee’s shares held and transactions related thereto, by the Company and its Related Companies and agents for the purpose of implementing, administrating and managing the Optionee’s participation in the Plan, and further understands and agrees that the Optionee’s personal information may be transferred to third parties assisting in the implementation, administration and management of the Plan, that any recipient may be located in the Optionee’s country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than the Optionee’s country;

(c)	acknowledges and confirms the Optionee’s consent to receive electronically this Agreement, the Plan and the related Prospectus and any other Plan documents that the Company is required to deliver;

(d)	acknowledges that a copy of the Plan and the related Prospectus is posted on the Company’s website and that the Optionee has access to such documents;

(e)	agrees to be bound by the terms and conditions of this Agreement and the Plan, as may be amended from time to time;

(f)	agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions related to the Plan or this Agreement;

(g)
understands that neither Plan nor this Agreement gives the Optionee any right to employment or service with the Company or any Related Company and that the Option is not part of the Optionee’s normal or expected compensation;

(h)
understands and acknowledges that the grant of the Option is expressly conditioned on the Optionee’s adherence to the terms of the applicable policies and procedures of the Company and its Related Companies.

14.Entire Agreement
This Agreement, the Employment Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between the parties with respect to the subject matter hereof.